EXHIBIT 99.1

Agenus Reports Third Quarter 2012 Financial Results

Agenus to Host Conference Call Beginning at 11 a.m. ET Today

LEXINGTON, Mass., Oct. 25, 2012 (GLOBE NEWSWIRE) -- Agenus Inc. (Nasdaq:AGEN), a biotechnology company working to develop novel immunology based treatments for cancers and infectious diseases, today announced its financial results and business highlights for the third quarter ended September 30, 2012.

The company reported a net loss attributable to common stockholders of $5.9 million, or $0.24 per share, basic and diluted for the third quarter of 2012, compared with a net loss attributable to common stockholders in the third quarter of 2011 of $5.7 million, or $0.28 per share, basic and diluted.

For the nine months ended September 30, 2012, the company incurred a net loss attributable to common stockholders of $6.5 million, or $0.28 per share, basic and diluted, compared with a net loss attributable to common stockholders of $17.8 million, or $0.92 per share, basic and diluted, for the comparable period in 2011. The decreased net loss for the nine months ended September 30, 2012, compared to the same period in 2011, is directly related to the revenue generated of $13.4 million during the first quarter of 2012 primarily due to the one-time payments received through an expanded agreement with GlaxoSmithKline (GSK), and through a license of non-core technologies.

Cash provided by operating activities for the nine months ended September 30, 2012 was $4.3 million compared to cash used in operations of $12.1 million for the comparable period in 2011. Cash and cash equivalents were $24.8 million as of September 30, 2012.

"During the quarter, substantial progress was made with both our QS-21 Stimulon® adjuvant and Heat Shock Protein Platforms," said Garo H. Armen, Ph.D., chairman and CEO of Agenus. "Our internal development programs advanced with the initiation of our HerpV Phase 2 study for the treatment of genital herpes and a number of GSK QS-21 Stimulon adjuvant containing vaccine candidates are nearing pivotal data readouts."

Recent Business and Clinical Highlights

  In October, the company began a Phase 2 randomized, double-blind, multicenter study for HerpV, a recombinant "off-the-shelf" therapeutic vaccine candidate for the treatment of genital herpes in Herpes Simplex Virus 2 (HSV-2) positive subjects. HerpV contains QS-21 Stimulon®1 adjuvant. The study designated as protocol C-400-02 will enroll 75 HSV-2 positive subjects who have a history of frequent disease recurrences. The study will test the biological efficacy of the HerpV vaccine as measured by effect on genital viral shedding.
  In October, Aeras and GSK announced that they will jointly advance the clinical development of a tuberculosis vaccine candidate that contains QS-21. The Phase 2b proof-of-concept trial is planned for Kenya, India and South Africa. Promising results from early stage clinical trials showed that the GSK TB vaccine candidate has an acceptable safety and reactogenicity profile and demonstrated an immune response.
  In August, data from the Phase 1 trial for Prophage Series G-200 (HSPPC-96; vitespen) were published online by Clinical Cancer Research in an article titled, "Individual patient-specific immunity against high-grade glioma after vaccination with autologous tumor derived peptides bound to the 96 KD chaperone protein." This data showed that a tumor specific immune response to peptides bound to gp96 can be generated with autologous HSPPC-96 derived from glioblastoma (GBM) patients undergoing surgical resection and the observations provide evidence for a general mechanism to elicit individual patient-specific immune responses that appear to correlate with clinical outcome.
  In July, GSK's herpes zoster vaccine candidate (HZ/su), which contains QS-21 Stimulon adjuvant as a component of GSK's adjuvant system, commenced a global, randomized, placebo-controlled Phase 3 clinical trial for the prevention of shingles (herpes zoster) in immunocompromised patients. This study will include approximately 200 clinical sites and enroll more than 1,400 patients 18 years of age or older undergoing hematopoietic stem cell transplantation (HCT). The immunocompromised study represents the continuation of a Phase 3 clinical program that began in August 2010, which includes over 30,000 adult patients.

Between Agenus and its partners, a total of 19 vaccine programs are in clinical development of which 17 contain QS-21. They include, but are not limited to:

  Phase 3: GSK's RTS,S for malaria2
  Phase 3: GSK's MAGE-A3 cancer immunotherapy for selected patients with resected melanoma2
  Phase 3: GSK's MAGE-A3 cancer immunotherapy for selected patients with resected non-small cell lung cancer2
  Phase 3: GSK's HZ/su for shingles2
  Phase 2: Janssen's  ACC-001 for Alzheimer's disease

Agenus' pipeline programs include:

  Phase 2: Prophage Series G-100 for newly diagnosed glioma
  Phase 2: Prophage Series G-200 for recurrent glioma
  Phase 2: HerpV (contains QS-21) for genital herpes

Saponin Platform: QS-21 Stimulon®Adjuvant

Agenus' QS-21 Stimulon adjuvant is one of the most widely tested vaccine adjuvants under development. QS-21 is designed to strengthen the body's immune response to a vaccine's antigen, thus making it more effective. QS-21 is a key component in the development of investigational preventive vaccine formulations across a wide variety of infectious diseases, and appears to play an important role for several investigational therapeutic vaccines intended to treat cancer and degenerative disorders. Licensees of QS-21 include GSK and Janssen Alzheimer Immunotherapy. Agenus is generally entitled to receive milestone payments as QS-21-containing programs advance, as well as royalties for 10 years after commercial launch, with some exceptions.

Heat Shock Protein Platform (HSP): Recombinant Series HerpV

HerpV is a recombinant therapeutic vaccine candidate for the treatment of genital herpes, which is caused by the herpes simplex virus-2 (HSV-2) and is the most advanced HSV-2 vaccine currently in clinical development.  The vaccine is based on Agenus' HSP platform technology, and contains Agenus' proprietary adjuvant QS-21 Stimulon® adjuvant.

HerpV consists of recombinant human heat shock protein-70 complexed with 32 distinct 35-mer synthetic peptides from the HSV-2 proteome. This broad spectrum of herpes antigens is intended to allow for more accurate immune targeting and surveillance, reducing the likelihood of immune escape. Further, the diversity of antigens in HerpV increases the chance of providing efficacy for a wide segment of the patient population.

In a four-arm, Phase 1 study, 35 HSV-2 seropositive patients received HerpV (designated in the study as AG-707 plus QS-21), AG-707, QS-21 alone, or placebo. Patients received three treatments at two-week intervals. The vaccine was generally well tolerated, with injection site pain as the most common reported adverse event. All patients who received HerpV and were evaluable for immune response showed a statistically significant CD4+ T cell response (100%; 7/7) to HSV-2 antigens as detected by IFNγ Elispot, and the majority of those patients demonstrated a CD8+ T cell response (75%; 6/8). This study was published in the scientific journal Vaccine.

Heat Shock Protein Platform (HSP): Prophage Series Cancer Vaccines

Derived from each individual's tumor, Prophage Series vaccines contain the 'antigenic fingerprint' of the patient's particular cancer and are designed to reprogram the body's immune system to target only cancer cells bearing this fingerprint. Prophage Series vaccines, based on our HSP platform technology, are intended to leave healthy tissue unaffected and limit the debilitating side effects typically associated with traditional cancer treatments such as chemotherapy and radiation therapy. The Prophage G Series vaccines are currently being studied in two different settings of glioma: newly diagnosed and recurrent disease.

The Cancer Therapy Evaluation Program (CTEP) of the National Cancer Institute (NCI) approved a study of the Prophage Series G-200 vaccine in a large, randomized Phase 2 trial in combination with Avastin® (bevacizumab; Genentech/Roche) in patients with surgically resectable recurrent GBM. The study will be sponsored by the Alliance for Clinical Trials in Oncology, an NCI cooperative group. This trial will investigate the combination of G-200 and Avastin in a three-arm randomized study of approximately 220 patients with surgically resectable recurrent GBM. The study will compare efficacy of G-200 given with Avastin either concomitantly or at progression, versus Avastin alone, in the therapy of surgically resectable recurrent GBM. This study is anticipated to begin enrolling patients during early 2013.

In addition to the recurrent GBM study with G-200, a Phase 2 trial testing the Prophage Series G-100 vaccine in patients with newly diagnosed glioma is underway. In this trial, G-100 is being used with the standard of care, which includes Temodar® (Merck; temozolomide) and radiation. It is believed that the efficacy of G-100 could potentially be enhanced through this combination regimen.

For additional information please refer to www.clinicaltrials.gov or click on the following link (http://www.clinicaltrials.gov/ct2/show/NCT00905060?term=C-100-37&rank=1)

Conference Call and Web Cast Information

Agenus executives will host a conference call at 11:00 a.m. Eastern Time today.  To access the live call, dial 877.475.3568 (domestic) or 678.809.3092 (international); the access code is 43143599. The call will also be webcast and will be accessible from the company's website at www.agenusbio.com/webcast/. A replay will be available approximately two hours after the call through midnight Eastern Time on April 25, 2013. The replay number is 855.859.2056 (domestic) or 404.537.3406 (international), and the access code is 43143599. The replay will also be available on the company's website approximately two hours after the live call.

About Agenus

Agenus Inc. is a biotechnology company working to develop treatments for cancers and infectious diseases. The company is focused on immunotherapeutic products based on strong platform technologies with multiple product candidates advancing through the clinic, including several product candidates that have advanced into late-stage clinical trials through corporate partners. For more information, please visit www.agenusbio.com.

The Agenus logo is available at  http://www.globenewswire.com/newsroom/prs/?pkgid=8187

Forward-Looking Statement

This earnings release contains forward-looking statements, including statements regarding development and clinical trial activities and timelines of the company and its licensees and collaborators; potential benefit of product candidates in development, and potential revenue streams from our partnering and licensing arrangements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, decisions by regulatory authorities, physicians, patients, and our existing and potential licensees and collaborators; the possibility that clinical trial results will not be favorable; the inability to secure favorable partnering arrangements; the ability to raise capital; and the factors described under the Risk Factors section of our Quarterly Report on Form 10-Q filed for the period ended June 30, 2012 and other reports filed with the Securities and Exchange Commission. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and Agenus undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Agenus' business is subject to substantial risks and uncertainties, including those identified above. When evaluating Agenus' business and securities, investors should give careful consideration to these risks and uncertainties.

1. QS-21 Stimulon adjuvant and the related agreements, and HerpV are assets of Antigenics Inc., a wholly owned subsidiary of Agenus Inc.

2. QS-21 is a component of GSK adjuvant systems.

Stimulon is a registered trademark of Agenus Inc. and its subsidiaries.

Summary Consolidated Financial Information

Condensed Consolidated Statements of Operations Data
(in thousands, except per share data)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011

Revenue	$ 869	$ 654	$ 14,871	$ 2,112

Operating expenses:
Cost of services	217	--	369	--
Research and development	2,606	2,528	8,194	8,167
General and administrative	2,587	2,567	8,820	8,110

Operating loss	(4,541)	(4,441)	(2,512)	(14,165)

Other expense, net	1,188	1,093	3,373	3,091

Net loss	(5,729)	(5,534)	(5,885)	(17,256)

Dividends on Series A convertible preferred stock	(198)	(198)	(593)	(593)

Net loss attributable to common stockholders	$ (5,927)	$ (5,732)	$ (6,478)	$ (17,849)

Per common share data, basic and diluted:
Net loss attributable to common stockholders	$ (0.24)	$ (0.28)	$ (0.28)	$ (0.92)
Weighted average number of common shares outstanding, basic and diluted	24,529	20,225	23,275	19,352

Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	September 30, 2012	December 31, 2011

Cash, cash equivalents, and short-term investments	$ 24,758	$ 10,748
Total assets	32,224	19,808
Total stockholders' deficit	(13,157)	(20,831)
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